Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (file no. 333-113151) pertaining to Government Properties Trust, Inc.’s 2003 Equity Incentive Plan and in the registration statement on Form S-3 (file no. 333-129351), as amended, pertaining to the registration of $200,000,000 of equity securities of our reports dated March 10, 2006 with respect to the consolidated financial statements and schedule of Government Properties Trust, Inc., Government Properties Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Government Properties Trust, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/  Ernst & Young LLP

Chicago, Illinois
March 14, 2006